OSTEOTECH INC. (R)
         51 James Way, Eatontown, New Jersey 07724 USA . 1-800-537-9642
                                                                    NEWS RELEASE


FOR IMMEDIATE RELEASE                             Contact:  Mark H. Burroughs
February 7, 2007                                  (732) 542-2800




                       OSTEOTECH REPORTS PRELIMINARY 2006
                      FOURTH QUARTER REVENUES INCREASED 16%

Osteotech, Inc. (NASDAQ: OSTE) announced today that preliminary fourth quarter 2006 consolidated revenues increased 16% to $25.4 million from $21.9 million in fourth quarter 2005. Preliminary consolidated revenues for full-year 2006 were $99.2 million, an increase of 6% over full-year 2005 consolidated revenues of $93.3 million. The increase in revenues in the fourth quarter and year ended December 31, 2006 was primarily related to increased demand for the Company's products and services.

Sam Owusu-Akyaw, Osteotech's President and Chief Executive Officer, commented, "Throughout 2006, our goal was to achieve consistent quarterly revenue performance and to develop a revenue baseline for our business. We believe we have been successful in this endeavor and are now well positioned to strategically focus on growth from new products and improving our distribution channel effectiveness. As we have previously announced, we expect to invest approximately $4.0 million in our distribution channel in 2007."

Osteotech anticipates releasing its fourth quarter and full-year 2006 financial results in early March 2007. The Company will also provide an update on strategic initiatives at that time.

All statements relating to the Company's fourth quarter and full-year 2006 revenues contained in this release are preliminary and unaudited and may change based on the completion by the Company's management and independent auditors of customary year-end closing procedures.

Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company's future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes to preliminary financial results caused by completion by the Company and its independent auditors of customary year-end closing procedures, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the marketplace, the continued acceptance and growth of current products and services, the

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impact of  competitive  products and services,  the  availability  of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in
the  Company's   periodic   reports  filed  with  the  Securities  and  Exchange
Commission. All information in this press release is as of February 7, 2007 and the Company undertakes no duty to update this information.

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery. For further information regarding Osteotech or this press release, please go to Osteotech's website at www.osteotech.com.

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